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                                                                  Exhibit 10.33

                       [LETTERHEAD OF ANNUITY & LIFE RE]

September 4, 2002
(as revised December 19, 2002)

Mary Noake
c/o Annuity and Life Re America, Inc.
280 Trumbull Street
Hartford, CT 06103
USA

RE: RETENTION AGREEMENT

Dear Mary:

         The Board of Directors of Annuity and Life Re (Holdings), Ltd. ("ANR") is currently exploring the possibility of a significant capital raising or other strategic transaction. Because you are an important part of the management and professional team of ANR and/or one or more of its subsidiaries (collectively, the "Company"), the Board of Directors of ANR has determined that it is in the best interests of ANR and its shareholders to offer you appropriate incentives to continue to focus on the business of the Company during this period while a transaction is being considered.

         In consideration of your continued employment with the Company, the Company hereby offers, and you, intending to be legally bound, hereby accept, the following modifications to your employment arrangements with the Company:

         1. The Company shall pay you a retention bonus of $7,500 (the "Retention Bonus"). $2,500 of the Retention Bonus was paid to you in September 2002, with the balance to be paid on the earlier of May 31, 2003 or the occurrence of a Change in Control, as defined below, (such date, the "Bonus Date"), so long as you are still an employee of the Company on the Bonus Date; provided, however, that if your employment with the Company is terminated before the Bonus Date, then you shall immediately repay to the Company the portion of the Retention Bonus already paid and you further acknowledge that you will not be eligible to receive the balance of the Retention Bonus.

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         For purposes of this letter, a "Change in Control" shall be deemed to have occurred if (a) any person, including a group of persons acting in concert, becomes the beneficial owner of shares of ANR having 50 percent or more of the total number of votes that may be cast for the election of directors of ANR; (b) there occurs any cash tender or exchange offer for shares of ANR, merger or other business combination, or any combination of the foregoing transactions, and as a result of or in connection with any such event persons who were directors of ANR before the event shall cease to constitute a majority of the board of directors of ANR or any successor to ANR; or (c) there occurs a sale, conveyance, or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of ANR.

         You acknowledge and agree that nothing contained herein shall constitute a contract of employment, and your employment with the Company may be terminated at any time, with or without cause, at the option of either the Company or yourself, with or without notice.

         Please sign below to indicate that you acknowledge and agree to the terms and conditions set forth in this letter agreement.

                                       By: /s/ Frederick S. Hammer
                                           _______________________________
                                       Name:  Frederick S. Hammer
                                       Title: Chairman of the Board of Directors

I hereby acknowledge and agree to the terms and conditions set forth in this letter agreement.

By: /s/ Mary Noake
    ___________________________________
Name: Mary Noake